Exhibit 99.1

Quest Diagnostics Announces Board Leadership Changes

--Daniel C. Stanzione to Retire from Board and as Lead Independent Director

--Timothy M. Ring Selected New Lead Independent Director

--Vicky B. Gregg Selected Chair, Compensation Committee

Secaucus, N.J., Feb 23, 2021 /PR/Newswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic information services, announced changes in the leadership of its Board of Directors. Daniel C. Stanzione, Ph.D., 75, has decided to step down from his role as Lead Independent Director and will not stand for reelection at the annual meeting of stockholders scheduled for May 21, 2021. Dr. Stanzione, President Emeritus of Bell Laboratories, joined the company’s Board in 1997, just as the company’s stock became publicly-traded.  He became the company’s first Lead Independent Director in 2003.  In 2012, he became non-executive Chairman of the Board, and served in that role until January 1, 2017, when he resumed the role of Lead Independent Director.

Timothy M. Ring, 63, the former Chairman and Chief Executive Officer of C.R Bard, Inc., will succeed Dr. Stanzione as Lead Independent Director following the annual meeting, subject to his reelection. In addition, Vicky Gregg, 66, the former Chief Executive Officer of Blue Cross and Blue Shield of Tennessee, who joined the company’s Board in 2014, will take Mr. Ring’s current role as Chair of the Compensation Committee, subject to her reelection.

“Dan has been a crucial part of Quest’s success, having joined the board in 1997 when Quest was established as an independent company,” said Steve Rusckowski, Chairman, Chief Executive Officer and President. “He has been a strong voice as Lead Independent Director, and his focus on Quest’s foundational values helped set and strengthen an ethical tone at the top to guide our company’s actions. I will miss Dan’s wise counsel and support.”

“It has been an honor and privilege for me to serve on Quest’s Board,” said Dr. Stanzione. “After 24 years, it’s time for a change.  Given the strength of the leadership of the Board and the company’s management team, I am very optimistic about Quest Diagnostics’ future.”

Mr. Ring was selected by the company’s independent directors as the company’s new Lead Independent Director.  He was first elected to the company’s Board in 2011. In connection with becoming Lead Independent Director, Mr. Ring will also serve as Chair of the Board’s Executive and Governance Committees.

“We are fortunate to have someone with the caliber of Tim’s experience to serve as our Lead Independent Director,” said Mr. Rusckowski.  “Since joining our Board, he has provided a valuable strategic perspective.  We look forward to working with him in his new role.”

Additional information about Quest Diagnostics’ Board can be found on the company’s website.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our nearly 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

Forward Looking Statements

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, impacts of the COVID-19 pandemic and measures taken in response, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, the complexity of billing, reimbursement and revenue recognition for clinical laboratory testing, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company’s most recently filed Annual Report on Form 10-K and in any of the company’s subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900